Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 of MidSouth Bancorp, Inc. of our report dated March 13, 2007 relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K of MidSouth Bancorp, Inc. for the year ended December 31, 2006.

/s/PORTER KEADLE MOORE, LLP

Atlanta, Georgia
May 29, 2007